Exhibit 10.1

SEPARATION AGREEMENT
This SEPARATION AGREEMENT (the “Agreement”) is entered into by and between Keith Hladek (“the Executive”) and HC2 Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Executive has served as the Chief Operating Officer of the Company;

WHEREAS, the Company and the Executive are parties to an employment agreement dated as of May 21, 2014 (the “Employment Agreement”) that provides for certain notice and payments in the event of a termination without Cause, and are parties to two Employee Nonqualified Option Award Agreements (“Award Agreements”) that provide that vested options may be exercised for 90 days after the last date of employment when there is a termination without Cause;

WHEREAS, the parties determined by mutual agreement on January 5, 2017, that the employment of Executive shall be terminated effective December 31, 2016, and that Executive will waive the notice and severance payment provisions of the Employment Agreement in exchange for the Company’s agreement, subject to the approval of the Compensation Committee of the Board of Directors of the Company (“Compensation Committee”), to extend the period for Executive to exercise vested options after December 31, 2016;

WHEREAS, the parties agree to resolve any and all issues or disputes which may presently exist, or which may later arise out of the circumstances surrounding the Executive’s employment with or termination from the Company.

NOW THEREFORE, in consideration of the premises and the covenants herein, the sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:

1.	Termination of Employment

The Executive’s employment with the Company shall cease effective as of December 31, 2016 (the “Termination Date”), unless such employment terminates prior to such date as a result of death, in which case the Termination Date will be the date of death. Effective as of the Termination Date, the Executive shall have resigned from all his positions with the Company and its subsidiaries and affiliates (each entity individually, and collectively, the “Company Group”). From and after the Termination Date, the Executive shall not hold any office or title with the Company Group.

2.	Severance Payments and Benefits

(a)Severance Payments and Benefits. Executive agrees to waive any right to receive notice of a termination without Cause, and any right to severance payments and payment for COBRA continuation coverage, otherwise owed by the Company pursuant to the Employment Agreement in the event of a termination without Cause (“Employment Agreement Severance Benefits”). Pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will provide the required COBRA notification after the Termination Date and the COBRA benefit entitlement period of eighteen months shall commence beginning in January of 2017. Executive, Executive’s spouse, and dependents, as applicable, may elect COBRA coverage under the provisions of COBRA, and if COBRA coverage is elected, the Executive is responsible for payment of all COBRA premium costs.

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(b)    Equity Awards. The Executive has previously been granted awards of restricted stock (the “Restricted Stock”) and stock options (the “Stock Options”) with respect to the common stock of the Company, pursuant to the terms of the HC2 Holdings, Inc. Omnibus Equity Award Plan (“Plan”) and respective award agreements. Exhibit B hereto sets forth a list of the Executive’s Restricted Stock and Stock Options outstanding as of the date hereof. Effective as of the Release Effective Date and subject to the approval of the Compensation Committee, all vested Stock Options shall remain exercisable for a period of eighteen (18) months following the Termination Date (notwithstanding the 90-day exercise period set forth in the applicable Award Agreements). Except to the extent modified hereby, the Restricted Stock and the Stock Options shall continue to be subject to the terms and conditions of the Plan and the respective award agreements for each such award.

(c)    No Additional Benefits. The Executive acknowledges and agrees that, except as provided in this Section 2, the Executive’s participation as an active employee under any benefit plan, program, policy or arrangement sponsored or maintained by the Company Group shall cease and be terminated as of the Termination Date. Without limiting the generality of the foregoing, the Executive’s eligibility for and active participation in any of the tax-qualified plans maintained by the Company Group will end on the Termination Date and the Executive will earn no additional benefits under those plans after that date. The Executive shall be treated as a terminated employee for purposes of all such benefit plans and programs effective as of the Termination Date.

(d)    Acknowledgement. The Executive understands and agrees that absent this Agreement, he would not otherwise be entitled to the benefits as set forth in Section 2(b).

3.	Release of Claims

Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to provide any benefit to the Executive under this Agreement until (i) the Executive shall have executed and delivered to the Company the release of claims attached hereto as Exhibit A, and (ii) such release of claims shall have become effective and irrevocable by the Executive under all applicable law and its terms within thirty (30) days following the Termination Date (the date the release becomes effective and irrevocable, the “Release Effective Date”).

4.	Arbitration; Governing law; Employment Agreement Post-Employment Obligations

Any dispute arising under, enforcing, or challenging the validity of this Agreement is subject to the Arbitration (Section 18) and Choice of Law (Section 19) provisions of the Employment Agreement, which are incorporated herein by reference. Executive understands and agrees that Section 7 (Noncompetition and Nonsolicitation), Section 8 (Nondisclosure of Confidential Information), Section 9 (Return of Property), Section 10 (Intellectual property Rules Acknowledgments), Section 11 (Nondisparagement), Section 12 (Notification of Employment or Service Provider Relationship), Section 13 (Remedies and Injunctive Relief) and Section 15 (Cooperation) of the Employment Agreement remain in full force and effect after the Termination Date, and are incorporated herein by reference.

5.	Return of Property

Concurrently with the Termination Date, the Executive shall deliver to a designated Company representative all records, documents, hardware, software, and all other Company property and all copies thereof in the Executive’s possession. The Executive acknowledges and agrees that all such materials are the sole property of the Company. Notwithstanding anything to the contrary contained herein or Section 9 of the Employment Agreement, the Executive will be entitled to remove, transfer and retain (i) papers and

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other materials of a personal nature, including without limitation photographs, personal correspondence, personal diaries, personal calendars and rolodexes, personal phone books and files relating exclusively to his personal affairs, (ii) information the Executive reasonably believes may be needed for the planning and preparation of the Executive’s personal tax returns and (iii) copies of compensation and benefit plans and agreements relating to the Executive’s employment with or termination from the Company.

6.	Miscellaneous

(a)    Entire Agreement. This Agreement and the Release set forth the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes any and all prior understandings and agreements between the parties and neither party shall have any obligation toward the other except as set forth herein. Without limiting the generality of the foregoing, the Executive agrees that the execution of this Agreement and the payments made hereunder shall constitute satisfaction in full of the Company’s obligations to the Executive under any and all plans, programs or arrangements between of Company under which the Executive may be entitled to severance or similar payment and/or benefits. This Agreement may not be superseded, amended, or modified except in writing signed by both parties.
(b)    Severability and Reformation. Each of the provisions of this Agreement constitutes independent and separable covenants. Any portion of this Agreement that is determined by a court of competent jurisdiction to be overly broad in scope, duration, or area of applicability or in conflict with any applicable statute or rule will be deemed, if possible, to be modified or altered so that it is not overly broad or in conflict or, if not possible, to be omitted from this Agreement. The invalidity of any portion of the Agreement will not affect the validity of the remaining sections of this Agreement.
(a)No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(b)Successors and Assigns. This Agreement and any rights herein granted are personal to the parties hereto and will not be assigned, sublicensed, encumbered, pledged or otherwise transferred by either party without the prior written consent of the other party, and any attempt at violative assignment, sublicense, encumbrance or any other transfer, whether voluntary or by operation of law, will be void and of no force and effect, except that this Agreement may be assigned to by the Company to any successor in interest to the business of the Company. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors, affiliates and any person or other entity that succeeds to all or substantially all of the business, assets or property of the Company. This Agreement and all of the Executive’s rights hereunder shall inure to the benefit of and be enforceable by the Executive’s heirs and estate.

(e)    Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and applicable guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A. To the extent any taxable expense reimbursement or in-kind benefits under this Agreement is subject to Code Section 409A, the amount thereof eligible in any calendar year shall not affect the amount eligible for any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the year in which the Executive  incurred such expenses, and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit.

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9.    Confidential Agreement.
The Executive agrees that, as a condition of this Agreement, the Executive will not disclose or in any other manner communicate the terms and provisions of this Agreement to or with any other person except to the Executive’s legal counsel, financial or tax advisor(s), or the Executive’s significant other (each, an “Authorized Person”). The Executive also acknowledges and agrees that each Authorized Person must be informed by the Executive of, and agree to be bound by, the confidentiality provisions of this Agreement. In the event that the Executive or an Authorized Person is required by law, court order, or subpoena to make any disclosure concerning the Company Group or this Agreement, the Executive will promptly notify the Company of the intended disclosure so as to afford the Company sufficient opportunity to protect and/or enforce the confidentiality provisions of this Agreement.
10.    Notices
All notices and other communications hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the addresses maintained in the Company’s records. Notices sent to the Company should be directed to the attention of the Company’s Chief Legal Officer.

11.    Counterpart Agreements
This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

12.    Captions and Headings
The captions and headings are for convenience of reference only and shall not be used to construe the terms or meaning of any provisions of this Agreement.

(signatures on following page)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year written below.

HC2 HOLDINGS, INC.
           /s/ Philip Falcone
By:     Philip Falcone
Title:    CEO
Dated: January 5, 2017
Effective as of: December 31, 2016

KEITH HLADEK
/s/ Keith M. Hladek
Dated: January 5, 2017
Effective as of: December 31, 2016

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EXHIBIT A
RELEASE OF CLAIMS

1.    Terms of Release. This general release is entered into by and between Keith Hladek (“the Executive”) and HC2 Holdings, Inc. (the “Company”), as of the date hereof (the “General Release”), pursuant to the terms of the Separation Agreement dated as of the date hereof, and to which this General Release is attached (the “Separation Agreement”), which provides the Executive with certain significant benefits, subject to the Executive’s executing this General Release. Capitalized terms not defined in this General Release have the meanings defined in the Separation Agreement.

2. General. In exchange for and in consideration of the benefits described in Section 2(b) of the Separation Agreement, the Executive, on behalf of himself, his agents, representatives, administrators, receivers, trustees, estates, spouse, heirs, devisees, assignees, transferees, legal representatives and attorneys, past or present (as the case may be), hereby irrevocably and unconditionally releases, discharges, and acquits all of the Released Parties (as defined below) from any and all claims, promises, demands, liabilities, contracts, debts, losses, damages, attorneys’ fees and causes of action of every kind and nature, known and unknown, which the Executive may have against them up to the Effective Date of this General Release (as defined below), including but not limited to causes of action, claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with: (i) the Executive’s employment with the Company or the termination thereof; (ii) any treatment of the Executive by any of the Released Parties, which shall include, without limitation, any treatment or decisions with respect to hiring, placement, promotion, work hours, discipline, transfer, termination, compensation, performance review or training; (iii) any damages or injury that the Executive may have suffered, including without limitation, emotional or physical injury, or compensatory damages; (iv) employment discrimination, which shall include, without limitation, any individual or class claims of discrimination on the basis of age, disability, sex, race, religion, national origin, citizenship status, marital status, sexual preference, or any other basis whatsoever; or (v) all such other claims that the Executive could assert against any, some, or all of the Released Parties in any forum, accrued or unaccrued, liquidated or contingent, direct or indirect.

3. Broad Construction. This General Release shall be construed as broadly as possible and shall also extend to release the Released Parties, without limitation, from any and all claims that the Executive has alleged or could have alleged, whether known or unknown, accrued or unaccrued, based on acts, omissions, transactions or occurrences which occurred up to the Effective Date against any Released Party for violation(s) of any of the following, in each case, as amended: the National Labor Relations Act; Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1991; Sections 1981-1988 of Title 42 of the United States Code; the Equal Pay Act; the Executive Retirement Income Security Act of 1974; the Immigration Reform Control Act; the Americans with Disabilities Act of 1990; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002; the New York State Human Rights Law; the New York City Human Rights Law; the New York Labor Law; the New York City Sick Time Law; the anti-retaliation provisions of the New York Worker’s Compensation Law; any other applicable New York State or New York City law, ordinance or regulation prohibiting discrimination, harassment and/or retaliation in employment; any other federal, state, or local law or ordinance; the Employment Agreement, including without limitation the notice and Employment Agreement Severance Benefits provisions of the Employment Agreement; any other contract; public policy, whistleblower, tort, or common law; and any demand for costs or litigation expenses, including but not limited to attorneys’ fees (collectively, with the release of claims set forth in Section 2, the “Released Claims”). The Equity Award provisions set forth in Section 2(b) and other rights of the Executive expressly provided for under the Separation Agreement, as well as any rights that the Executive may have to be indemnified by the

Company pursuant to the Company’s Certificate of Incorporation, By-laws or directors and officers liability insurance policies, are excluded from this General Release.

4. Released Parties. The term “Released Parties” or “Released Party” as used herein shall mean and include: (i) the Company; (ii) the Company’s former, current and future parents, subsidiaries, affiliates, shareholders and lenders; (iii) any predecessor or successor of any person listed in clauses (i), (ii), and (iii); each former, current, and future officer, director, agent, representative, employee, servant, owner, shareholder, partner, joint venturer, attorney, employee benefit plan, employee benefit plan administrator, insurer, administrator, and fiduciary of any of the persons listed in clauses (i) through (iii), and any other person acting by, through, under, or in concert with any of the persons or entities listed herein.

5. OWBPA and ADEA Release. Pursuant to the Older Workers Benefit Protection Act of 1990 (“OWBPA”), the Executive understands and acknowledges that by executing this General Release and releasing all claims against any of the Released Parties, he has waived any and all rights or claims that he has or could have against any Released Party under the Age Discrimination in Employment Act (“ADEA”), which includes any claim that any Released Party discriminated against the Executive on account of his age. The Executive also acknowledges the following:

(a) The Company, by this General Release, has advised the Executive to consult with an attorney prior to executing this General Release;

(b) The Executive has had the opportunity to consult with his own attorney concerning this General Release;

(c) This General Release does not include claims arising from any act, omission, transaction or occurrence which happens on or after the Effective Date of this General Release, provided, however, that any claims arising after the Effective Date of this General Release from the then-present effect of acts or conduct occurring before the Effective Date of this General Release shall be deemed released under this General Release; and

(d) The Company has provided Employee the opportunity to review and consider this General Release for 21 days (the “Review Period”). At the Executive’s option and sole discretion, the Executive may waive the Review Period and execute this General Release before the expiration of 21 days. In electing to waive the Review Period, the Executive acknowledges and admits that he was given a reasonable period of time within which to consider this General Release and his waiver is made freely and voluntarily, without duress or any coercion by any other person.

6. ADEA Revocation Period. The Executive may revoke this General Release within a period of seven days after execution of this General Release. The Executive agrees that any such revocation is not effective unless it is made in writing and delivered to the attention of the Secretary of the Company by the end of the seventh calendar day. Under any such valid revocation, the Executive shall not be entitled to any rights or benefits under the Separation Agreement. This General Release becomes effective on the eighth calendar day after it is executed by both parties (the “Effective Date”).

7. Representations by the Executive. The Executive confirms that no claim, charge, or complaint against any of the Released Parties, brought by him, exists before any federal, state, or local court or administrative agency. The Executive represents and warrants that he has no knowledge of any improper or illegal actions or omissions by the Company, nor does he know of any basis on which any third party or governmental entity could assert such a claim. This expressly includes any and all conduct that potentially could give rise to claims under the Sarbanes-Oxley Act of 2002 (Public Law 107-204).

8. No Right to File Action or Proceeding. The Executive agrees that he will not, unless otherwise prohibited by law, at any time hereafter, voluntarily participate in as a party, or permit to be filed by any other person on his behalf or as a member of any alleged class of persons, any action or proceeding of any kind, against the Company or its past, present, or future parents, subsidiaries, divisions, affiliates, successors and assigns and any of their past, present or future directors, officers, agents, trustees, administrators, attorneys, employees or assigns (whether acting as agents for the Company or in their individual capacities), with respect to any Released Claims; in addition, the Executive agrees to have himself removed from any such action or proceeding with respect to which he has involuntarily become a party. The Executive further agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right covered by this General Release and that this General Release shall act as a bar to recovery in any such proceedings. This General Release shall not affect the Executive’s rights under the OWBPA to have a judicial determination of the validity of this General Release and does not purport to limit any right Employee may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This General Release does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.

9. No Admission of Liability. The Executive agrees that neither this General Release nor the furnishing of the consideration for the general release set forth in this General Release shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind. The Executive further acknowledges and agrees that the consideration provided for herein is adequate consideration for the Executive’s obligations under this General Release.

10. Governing Law. This General Release shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws provisions. If any provision of the General Release other than the general release set forth above, is declared legally or factually invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable to any extent or in any application, then such provision immediately shall become null and void, leaving the remainder of this General Release in full force and affect.

11. Prior Agreements. This General Release sets forth the entire agreement between the Executive and the Released Parties and it supersedes any and all prior agreements or understandings, whether written or oral, between the parties, except as otherwise specified in this General Release. Notwithstanding the foregoing, this General Release shall not affect the obligations of the parties under the Separation Agreement. The Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this General Release, except for those set forth in this General Release.

12. Amendment. This General Release may not be amended except by a written agreement signed by both parties, which specifically refers to this General Release.

13. Counterparts; Execution Signatures. This General Release may be executed in any number of counterparts by the parties hereto and in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

THE EXECUTIVE ACKNOWLEDGES THAT HE CAREFULLY HAS READ THIS GENERAL RELEASE; THAT HE HAS HAD THE OPPORTUNITY TO THOROUGHLY DISCUSS ITS TERMS WITH COUNSEL OF HIS CHOOSING; THAT HE FULLY UNDERSTANDS ITS TERMS AND ITS FINAL AND

BINDING EFFECT; THAT THE ONLY PROMISES MADE TO SIGN THIS GENERAL RELEASE ARE THOSE STATED AND CONTAINED IN THIS GENERAL RELEASE; AND THAT HE IS SIGNING THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY. THE EXECUTIVE STATES THAT HE IS IN GOOD HEALTH AND IS FULLY COMPETENT TO MANAGE HIS BUSINESS AFFAIRS AND UNDERSTANDS THAT HE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS GENERAL RELEASE.

(SIGNATURE PAGE TO FOLLOW)

IN WITNESS WHEREOF, the parties have executed this General Release as of the 5th day of January, 2017.

HC2 HOLDINGS, INC.

/s/ Philip Falcone
By:     Philip Falcone
Title:    CEO

KEITH HLADEK

/s/ Keith M. Hladek

Exhibit B
List of outstanding
Restricted Stock and Stock Options

Restricted Stock:
249,091 - Shares Beneficially owned outright

Stock Options:
75,728 - Options (all vested and exercisable)

Keith Hladek

Restricted Stock

9/16/14 Award	125,000
9/16/14 Vesting		41,667
5/21/15 Vesting		41,667
5/21/16 Vest		41,666
Total vested as of 11/29/16			125,000

3/12/15 Award	124,091
3/12/15 Vesting		72,217
3/12/16 Vesting		51,874
Total vested as of 11/29/16			124,091

Total Awarded	249,091

Total Vested as of 11/29/16			249,091

Options
				Strike Price
9/16/14 Award	25,000			$3.99
9/16/14 Vesting		8,333
5/21/15 Vesting		8,333
5/21/16 Vest		8,334
Total vested as of 11/29/16			25,000

3/12/15 Award	50,728			$9.00
3/12/15 Vesting		25,364
3/12/16 Vesting		25,364
Total vested as of 11/29/16			50,728

Total Awarded	75,728

Total Vested as of 11/29/16			75,728

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